Exhibit 99.1

Flexsteel Industries, Inc. Provides Update on Restructuring Plans

DUBUQUE, Iowa--(BUSINESS WIRE)--June 18, 2019--Flexsteel Industries, Inc. (NASDAQ:FLXS) (“Flexsteel” or the “Company”), one of the oldest and largest manufacturers, importers and marketers of residential and contract upholstered and wooden furniture products in the United States, today announced updates regarding its previously announced strategic restructuring plan. The plan is intended to improve customer experience, increase organizational effectiveness and gain manufacturing efficiencies to position the Company for long-term success. The Company previously announced its collaboration with AlixPartners to develop and evaluate six key workstreams that would drive the strategic restructuring process. Based on the work and analysis already completed, Flexsteel today announced its plan to take action on several key initiatives over the next two years. These actions will include optimizing sales, general and administrative (SG&A) expenses, right sizing its manufacturing footprint, and streamlining its supply chain, as well as monetizing certain assets.

As a result of these planned actions, the Company expects to incur pre-tax restructuring and related expenses of approximately $48 million to $53 million over this two-year timeframe of which approximately $36 million to $40 million will be cash and $12 million to $13 million non-cash. This range includes the $13 million of restructuring and related expenses announced last month to facilitate the exit of the Company’s commercial office and custom designed hospitality product lines as well as the closure of its Riverside, California manufacturing facility. The Company estimates that lower employee-related costs and significantly improved efficiencies will result in an annualized, on-going cost savings of approximately $27 million to $32 million on a run rate basis to be achieved by the end of fiscal 2021. In addition, the Company plans to list several properties for sale when the footprint optimization is completed. When these properties are sold, the Company expects to generate $45 million to $55 million in cash dependent upon market conditions at time of sale.

“In a relatively short period of time, our team has performed a thorough evaluation of the strategic direction and operations at Flexsteel with the goal of improving the customer experience, simplifying the business, reducing costs, and ultimately creating shareholder value,” said Jerry Dittmer, President and CEO of Flexsteel Industries. “We are having to make some difficult decisions in this process, but know these steps are in the best interest of the long-term success of the Company and our shareholders. Right now, we are deep into the execution phase of the plan and will be able to share more specific detail when we announce fourth quarter results in August.”

About Flexsteel

Flexsteel Industries, Inc. and Subsidiaries (the “Company”) was incorporated in 1929 and is one of the oldest and largest manufacturers, importers and marketers of residential and contract upholstered and wooden furniture products in the United States. Product offerings include a wide variety of upholstered and wood furniture such as sofas, loveseats, chairs, reclining and rocker-reclining chairs, swivel rockers, sofa beds, convertible bedding units, occasional tables, desks, dining tables and chairs and bedroom furniture. The Company’s products are intended for use in home, healthcare and other contract applications. A featured component in most of the upholstered furniture is a unique steel drop-in seat spring from which our name “Flexsteel” is derived. The Company distributes its products throughout the United States through the Company’s sales force and various independent representatives.

Forward-Looking Statements

Statements, including those in this release, which are not historical or current facts, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. There are certain important factors that could cause our results to differ materially from those anticipated by some of the statements made herein. Investors are cautioned that all forward-looking statements involve risk and uncertainty. Some of the factors that could affect results are the cyclical nature of the furniture industry, supply chain disruptions, litigation, the effectiveness of new product introductions and distribution channels, the product mix of sales, pricing pressures, the cost of raw materials and fuel, retention and recruitment of key employees, actions by governments including laws, regulations, taxes and tariffs, the amount of sales generated and the profit margins thereon, competition (both U.S. and foreign), credit exposure with customers, participation in multi-employer pension plans, timing to implement restructuring and general economic conditions. For further information regarding these risks and uncertainties, see the “Risk Factors” section in Item 1A of our most recent Annual Report on Form 10-K as updated by the additional risk factor included in Item 1A of Part II of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2019.

For more information, visit our web site at http://www.flexsteel.com.

CONTACT:
Investor Contact:
Donni Case, Financial Profiles
310.622.8224
FLXS@finprofiles.com